Exhibit 99.1

NEWS RELEASE

Contact:	Barry Bass Chief Financial Officer (301) 986-9200	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376

FIRST POTOMAC REALTY TRUST ANNOUNCES TRANSACTIONS
TOTALING OVER $100 MILLION

Completes Acquisition of Three Properties for $29.3 Million
Signs Contract to Acquire Two Additional Properties for $63.0 Million
Signs Contract to Sell Property for $8.55 Million

BETHESDA, Md. — (October 27, 2004) — First Potomac Realty Trust (NYSE:FPO), a real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, announced today that it recently completed the acquisition of two flex properties in the Norfolk, Virginia, market and an industrial property in Haymarket, Virginia. The Company has also signed a definitive agreement to acquire two flex and industrial properties in suburban Maryland and has agreed to sell its Ammendale Road property in Beltsville, Maryland.

The Company acquired two properties in the Norfolk, Virginia, market — Norfolk Commerce Park II and Crossways II — for $18.5 million in total consideration. Norfolk Commerce Park II, an approximately 128,000-square-foot flex property, is located adjacent to the Company’s Norfolk Business Center in Norfolk, Virginia, and is currently 93.7% leased to seven tenants. Crossways II, an approximately 85,000-square-foot flex property, is located in Chesapeake, Virginia, near the Company’s Crossways Commerce Center. The property is currently 100% leased to five tenants. The two properties are expected to generate a first-year return of approximately 10.0% on the purchase price. The purchase price was funded with the Company’s available cash and the assumption of a $7.6 million first mortgage loan that bears interest at a rate of 6.9% and matures in August 2008.

The Company also acquired 15395 John Marshall Highway, an approximately 124,000-square-foot industrial property located in Haymarket, Virginia, for $10.8 million in cash. The property is 100% leased to a single tenant and is expected to generate a first-year return of approximately 10.3% on the purchase price. The purchase price was funded with the Company’s available cash and borrowings under its revolving line of credit. The acquisition includes excess land that can accommodate a building of approximately 80,000 square feet.

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7200 Wisconsin Avenue, Suite 310 • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (310) 986-5554

FPO Announces Transactions Totaling Over $100 Million
October 27, 2004

Commenting on the announcement, Douglas J. Donatelli, First Potomac’s chief executive officer, stated, “These three properties are a natural fit with our growing portfolio. Haymarket is a fast-growing submarket in Prince William County with favorable supply and demand characteristics. With the acquisition of John Marshall Highway, we gain access to this market at a strong initial return along with the opportunity to expand the property in the future. The properties in the Norfolk market offer us another opportunity to expand our investment in this exceptional industrial and flex market. We are very familiar with these two properties as they are located within the same business parks as two of our other properties. With their strong tenancy and great locations, we expect to be able to leverage our expanded presence in this important market and build on the attractive initial returns.”

The Company also announced that it has signed a definitive agreement to acquire two properties in suburban Maryland for total consideration of approximately $63 million. Campus at Metro Park North, located in Rockville, Maryland, is a four-building flex property built in 2001 totaling approximately 190,000 square. 4612 Navistar Drive is a one-building industrial property built in 1998 totaling approximately 215,000 square feet. The Navistar Drive property is located directly across the street from the Company’s property at 6900 English Muffin Way and includes additional land that can accommodate another building of approximately 50,000 square feet. Both properties are currently 100% occupied. The acquisition will be financed, in part, by the assumption of existing debt totaling approximately $37 million. The Company intends to fund the balance of the transaction with borrowings under its revolving line of credit.

The Company also announced that it has signed a definitive agreement to sell its property at 6251 Ammendale Road in Beltsville, Maryland, for $8.55 million. The Company acquired the property in December 2003 for $6.1 million.

The acquisitions of Campus at Metro Park North and 4612 Navistar Drive and the sale of 6251 Ammendale Road are expected to close in December 2004, subject to customary due diligence and closing conditions.

About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that acquires and operates industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 74-building portfolio totaling approximately 4.9 million square feet. The Company’s largest tenant is the U.S. Government, which leases approximately 671,000 square feet in the Company’s properties under 22 leases.

First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.

Forward-Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties, including the risks and uncertainties associated with the availability, timing and occurrence of property acquisitions, changes in the real estate market, changes in general market conditions, credit risk of our tenants and the other risks described in our Annual Report

FPO Announces Transactions Totaling Over $100 Million
October 27, 2004

on Form 10-K for the year ended December 31, 2003. These forward- looking statements reflect our current views about our plans, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that the plans, intentions or expectations will be achieved. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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